Exhibit 99.06

                                Southern Company
                               Financial Overview
                            (In Millions of Dollars)

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

                                                      3 Months Ended September                   9 Months Ended September
                                                  -------------------------------          -----------------------------------
                                                   2004        2003     % Change             2004          2003      % Change
                                                   ----        ----     --------             ----          ----      --------

 Consolidated -
   Operating Revenues                            $3,441      $3,301         4.2%           $9,182        $8,666          6.0%
   Earnings Before Income Taxes                     951         898         5.8%            1,916         1,935         -1.0%
   Net Income As Reported (See Note)                645         619         4.1%            1,328         1,349         -1.5%

 Alabama Power -
   Operating Revenues                            $1,246      $1,216         2.5%           $3,265        $3,056          6.8%
   Earnings Before Income Taxes                     372         357         4.2%              708           679          4.3%
   Net Income Available to Common                   224         217         3.5%              419           415          1.0%

 Georgia Power -
   Operating Revenues                            $1,581      $1,487         6.4%           $4,134        $3,803          8.7%
   Earnings Before Income Taxes                     447         412         8.6%              932           876          6.4%
   Net Income Available to Common                   287         265         8.5%              587           557          5.4%

 Gulf Power -
   Operating Revenues                              $269        $253         6.5%             $725          $666          8.9%
   Earnings Before Income Taxes                      50          53        -5.9%              107           106          1.5%
   Net Income Available to Common                    32          33        -2.7%               68            66          3.3%

 Mississippi Power -
   Operating Revenues                              $259        $228        13.5%             $701          $686          2.2%
   Earnings Before Income Taxes                      58          56         3.7%              126           179        -29.3%
   Net Income Available to Common (See Note)         36          34         3.6%               75           109        -31.3%

 Savannah Electric -
   Operating Revenues                              $105         $99         6.3%             $270          $246          9.8%
   Earnings Before Income Taxes                      20          23       -15.0%               37            39         -5.7%
   Net Income Available to Common                    12          14       -17.4%               22            24         -7.5%

 Southern Power -
   Operating Revenues                              $189        $209        -9.5%             $547          $554         -1.3%
   Earnings Before Income Taxes                      61          53        15.3%              142           220        -35.2%
   Net Income Available to Common (See Note)         37          40        -6.8%               87           143        -39.0%

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Note
-Includes in 2003 a one-time after tax gain of $88 million in May 2003 from the termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain in net income for 2003 was $83 million for consolidated, $37 million for Mississippi Power, and $46 million for Southern Power.